Exhibit 99.1

           QC Holdings, Inc. Reports First Quarter Results;
                 44 Stores Added during First Quarter


    OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 12, 2005--QC Holdings, Inc. (Nasdaq:QCCO) reported a 24.5% increase in revenues during first quarter 2005, improving to $35.1 million from $28.2 million in first quarter 2004. The $6.9 million increase in revenues was attributable to growth in payday loan volumes. Net income for the three months ended March 31, 2005 totaled $3.6 million, a $1.7 million decline from prior year's first quarter. This decline reflects less favorable loan loss experience in the current year quarter and costs associated with the addition of more than 90 stores in the last six months.
    During first quarter 2005, the Company opened 41 de novo stores, acquired three payday loan stores and closed one location. During the same period in 2004, the Company opened two de novo stores and closed one.
    Don Early, QC's Chairman and Chief Executive Officer, commented, "The significant increase in the number of stores added during first quarter 2005 compared to 2004 reflects our effort to fulfill one of the stated goals for the capital raised in our public offering last summer and our desire to capitalize on the significant growth opportunities we believe exist in our industry. Our field managers and employees have demonstrated the ability to manage this level of growth, with success in identifying good locations and in operating the new stores in an efficient manner. We believe that continued strong demand for the payday loan product by our customers, together with our strong balance sheet, provide the Company a unique window for accelerated growth."
    The 24.5% improvement in revenues quarter to quarter was attributable to higher payday loan volumes, which reflects the increase in the number of stores and an increase in the average loan size. QC originated approximately $215.4 million of payday loans during first quarter 2005, which was an increase of 27.6% over the $168.8 million during first quarter 2004. The average loan (including fee) totaled $356.00 versus $325.28 during the three months ended March 31, 2004. Average fees per loan increased 8.1%, from $49.29 in first quarter 2004 to $53.26 in first quarter 2005.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since December 31, 2003) improved 15.5%, or $4.3 million, to $32.1 million during the three months ended March 31, 2005, indicative of continued strong customer demand driving payday loan volumes and ongoing benefits from the Company's late-fourth quarter 2004 direct mail campaign. First quarter 2005 revenues also included $2.9 million from the 82 stores that were added during 2004 and approximately $144,000 from the 44 stores that were added during first quarter 2005.
    Revenues from check cashing, title loans and other sources totaled $3.8 million during the three months ended March 31, 2005, up slightly from the $3.7 million in prior year's quarter. Check cashing revenues for both years reflect the higher level of activity typically experienced in the first quarter as a result of tax refunds received by our customers.
    The Company's first quarter 2005 store operating costs increased to $23.0 million from $15.2 million in prior year's first quarter. Higher costs were particularly evident in salaries and benefits for stores, which increased by $2.5 million for the three months ended March 31, 2005 versus 2004. Salaries and benefits represented 24.4% of revenues in first quarter 2005 compared to 21.7% of revenues in first quarter 2004. This increase in the ratio of salaries and benefits to revenues is directly correlated to the number of new stores, as demonstrated by the consistent ratio for comparable stores quarter to quarter (roughly 21.5%).
    During the three months ended March 31, 2005, the Company reported provision for losses of $6.8 million compared to $3.8 million in the same 2004 period. As a percentage of revenues, losses were 19.4% and 13.5% during first quarter 2005 and 2004, respectively. The less favorable loss ratio in the current year period was caused by two factors: i) higher loss rates associated with accelerated unit store growth and ii) increased losses at comparable stores.
    The Company has added 118 stores through de novo openings and acquisitions since June 30, 2004. Newer stores historically experience higher loss rates than seasoned, comparable stores, particularly in the initial year of operation when loss ratios may range between 30% and 35%. Stores added during 2004 (which have been open for approximately six months on average) and 2005 reported provision for losses of approximately $1.4 million during the three months ended March 31, 2005. With respect to comparable stores, losses totaled $5.4 million in first quarter 2005 versus $3.7 million in the same 2004 period, primarily due to exceptionally favorable collections experience in prior year's first quarter. The Company believes that prior year's experience was largely attributable to tax refunds to customers as a result of the tax law changes implemented during the last half of 2003.
    Other expense components, including occupancy, depreciation and amortization, increased $2.3 million quarter to quarter. Occupancy costs as a percentage of revenues increased from 10.7% to 12.1% in first quarter 2005, which reflects the high number of stores at early stages in the store lifecycle.
    Store gross profit declined $0.8 million, or 6.2%, from $12.9 million in first quarter 2004 to $12.1 million in the current year quarter. Store gross margin, which is store gross profit as a percentage of revenues, was 34.4% during the three months ended March 31, 2005 versus 45.9% during the three months ended March 31, 2004. Comparable stores during first quarter 2005 reported a gross margin of 44.3% versus 47.0% in first quarter 2004. The 82 stores added during 2004 and the 44 stores added in 2005 reported net losses of $1.1 million and $847,000, respectively, in first quarter 2005. Expenses associated with stores that were not yet opened as of March 31, 2005 totaled $330,000.
    Regional and corporate expenses increased $2.5 million during the three months ended March 31, 2005, to $6.1 million from $3.6 million. Together, regional and corporate expenses were 17.3% of revenues in first quarter 2005 (versus 12.8% in prior year's quarter). The higher level of expenses in first quarter 2005 reflects a 65% increase in the number of employees at the corporate office to ensure efficient support to the field related to the de novo growth and an increase of approximately $500,000 in costs associated with being a public company (e.g., insurance, accounting, legal).
    The Company reported interest income of $166,000 during the three months ended March 31, 2005 compared to interest expense of $356,000 during the three months ended March 31, 2004. This change quarter to quarter reflects the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering in July 2004 and the investment of the remaining proceeds in cash equivalents.
    The effective income tax rate declined to 38.5% during first quarter 2005 from 40.4% in comparable 2004 as a result of state and local tax planning during the current year.
    Commenting on first quarter 2005, Darrin Andersen, President and Chief Operating Officer, noted, "Given the general softness in the retail sectors during first quarter 2005, we were particularly pleased with the efforts of our field personnel to drive comparable store revenues. We continued to emphasize collections to our store personnel, which we believe was instrumental in maintaining our loss ratio at a level that was consistent with 2003 and 2002 first quarter levels. Overall, our first quarter represented a confident initial step to our long-term strategy."

    - BUSINESS OUTLOOK -

    Mr. Early concluded, "We are in a tremendous industry that continues to demonstrate its durability due to a strong and growing customer base. We are executing on the strategy we set forth earlier this year and are progressing as expected. While we are committed to accelerated unit store growth, we will continue to demand excellence in our vintage stores, both in driving revenues and success in collections.
    "During this stage in our company's lifecycle, our rate of growth hampers short-term earnings. We believe, however, that the long-term benefits that are created as these newer stores season, and begin to generate revenues and profits similar to our comparable stores, are substantial. We look forward to tending to the details that ultimately will provide the best opportunities for success."

    QC will present its financial results for the three months ended March 31, 2005 in a conference call on May 12, 2005 at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-800-8649, code 75797030. The accompanying slides to the presentation are expected to be available on the QC Web site on the morning of May 12. A replay of the audio portion of the presentation will be available online until the close of business on June 12. The replay can also be accessed by telephone for seven days at 888-286-8010, code 75298690.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 414 stores in 23 states as of March 31, 2005. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 414 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

    Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) our role as a marketing and servicing agent for lending banks in North Carolina and Texas and changes in federal or state laws affecting, or the results of industry litigation and regulatory challenges involving, those types of relationships, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience, (5) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (6) turnover in our store managers and store-level employees, (7) changes in our key management personnel,
(8) integration risks and costs associated with acquisitions, and (9) the other risks detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


            (Financial and Statistical Information Follows)

                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2004      2005
                                                   ---------  --------

Revenues
  Payday loan fees                                 $ 24,516  $ 31,302
  Other                                               3,667     3,809
                                                    --------  --------
    Total revenues                                   28,183    35,111
                                                    --------  --------
Store expenses
  Salaries and benefits                               6,117     8,570
  Provision for losses                                3,797     6,823
  Occupancy                                           3,014     4,237
  Depreciation and amortization                         366       474
  Other                                               1,953     2,916
                                                    --------  --------
    Total store expenses                             15,247    23,020
                                                    --------  --------
Store gross profit                                   12,936    12,091

Regional expenses                                     1,820     2,297
Corporate expenses                                    1,791     3,787
Depreciation and amortization                           132       147
Interest expense (income), net                          356      (166)
Other, net                                               30       150
                                                    --------  --------
       Income before taxes                            8,807     5,876
Provision for income taxes                            3,556     2,260
                                                    --------  --------
       Net income                                  $  5,251  $  3,616
                                                    ========  ========
Earnings per share (a):
  Basic                                            $   0.34  $   0.18
  Diluted                                          $   0.32  $   0.17
Weighted average number of common shares
 outstanding (a):
  Basic                                              11,688    20,499
  Diluted                                            12,347    21,560

  (a) See computations of earnings per share on following table



                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                              (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                       2004     2005
                                                     --------  -------

Net income                                           $ 5,251  $ 3,616
Less: dividend and participation rights associated
 with mandatory stock redemption (a)                  (1,242)
                                                      ------- --------
Income available to common stockholders              $ 4,009  $ 3,616
                                                      ======= ========
Weighted average number of actual
 common shares outstanding                            15,308   20,499
Less:  weighted average number of shares from
 mandatory stock redemption (a)                       (3,620)
                                                      ------- --------
Weighted average basic common shares outstanding      11,688   20,499
Incremental shares from assumed conversion
 of stock options                                        659    1,061
                                                      -------  -------
Weighted average diluted common shares outstanding    12,347   21,560
                                                      ======= ========
Basic earnings per share                             $  0.34  $  0.18
Diluted earnings per share                           $  0.32  $  0.17

Notes:
------

Basic and diluted earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Through June 30, 2004, the Company used the two-class method for computing basic and diluted earnings per share to consider the effect of the mandatory stock redemption under a stockholders agreement between the Company and two principal stockholders. The Stockholders Agreement was terminated on June 30, 2004.

(a) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the stockholders agreement for which a liability had been recorded through June 30, 2004 are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The stockholders agreement was terminated effective June 30, 2004 and the computations for earnings per share no longer require ongoing adjustments.



                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)

                                              December 31,  March 31,
                                                  2004        2005
                                              ------------ -----------
                    ASSETS                                 (Unaudited)

Current assets
  Cash, cash equivalents and short-term
   investments                                   $ 40,526    $ 49,673
  Loans receivable, less allowance for losses
   of $1,520 at December 31, 2004 and $1,320
   at March 31, 2005                               49,385      41,026
  Prepaid expenses and other current assets         2,893       2,902
                                                  --------    --------
    Total current assets                           92,804      93,601
Property and equipment, net                        17,236      21,927
Goodwill                                            7,298       7,382
Other assets, net                                   1,098       1,025
                                                  --------    --------
    Total assets                                 $118,436    $123,935
                                                  ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                               $    396    $    924
  Accrued expenses and other liabilities            2,751       2,523
  Deferred revenue                                  2,926       2,335
  Deferred income taxes                             3,428       3,091
                                                  --------    --------
    Total current liabilities                       9,501       8,873
Deferred income taxes                               2,643       2,632
                                                  --------    --------
    Total liabilities                              12,144      11,505
                                                  --------    --------

Commitments and contingencies

Stockholders' equity
  Common stock, $0.01 par value: 75,000,000
   shares authorized; 20,371,000 shares issued
   and outstanding at December 31, 2004;
   20,700,250 shares issued and
   outstanding at March 31, 2005                      204         207
  Additional paid-in capital                       69,417      71,936
  Retained earnings                                36,671      40,287
                                                  --------    --------
    Total stockholders' equity                    106,292     112,430
                                                  --------    --------
    Total liabilities and stockholders' equity   $118,436    $123,935
                                                  ========    ========


                           QC Holdings, Inc.
                Selected Statistical and Operating Data
    (in thousands, except Store Data, Average Loan and Average Fee)


                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2004        2005
                                                 ---------   ---------
                                               (Unaudited) (Unaudited)
Store Data:
  Number of stores, beginning of period               294         371
  De novo stores opened                                 2          41
  Acquired stores                                                   3
  Stores closed                                        (1)         (1)
                                                  --------    --------
    Number of stores, end of period                   295         414
                                                  ========    ========
Comparable Store Data:
  Total revenues generated by all comparable
   stores                                        $ 27,826    $ 32,067
  Total number of comparable stores                   288         288
  Average revenue per comparable store           $     96    $    111
  Percentage increase in
   comparable store revenues                                     15.5%

Operating Data:
  Loan volume                                    $168,848    $215,388
  Average loan (principal plus fee)                325.28      356.00
  Average fee                                       49.29       53.26

Loss Data:
  Allowance for loan losses:
    Balance, beginning of period                 $  1,090    $  1,520
    Adjustment to provision for losses based
     on evaluation of outstanding receivables        (390)       (200)
                                                  --------    --------
    Balance, period end                          $    700    $  1,320
                                                  ========    ========
  Provision for losses:
    Charged-off to expense                       $ 11,156    $ 15,830
    Recoveries                                     (6,969)     (8,807)
    Adjustment to provision for losses based
     on evaluation of outstanding receivables        (390)       (200)
                                                  --------    --------
    Total provision for losses                   $  3,797    $  6,823
                                                  ========    ========

  Provision for losses as a
   percentage of revenues                            13.5%       19.4%
  Provision for losses as a
   percentage of loan volume                          2.2%        3.2%



    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-234-5154